Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS
Iowa City, Iowa, October 23, 2014 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its three and nine months ended September 30, 2014. Net income for the third quarter of 2014 totaled $4.9 million, level with the $4.9 million for the same period last year. Both basic and diluted earnings per share were $0.59 for the third quarter of 2014, compared with $0.57 for each metric for the third quarter of 2013.
Earnings comparisons between the third quarter of 2014 and the same period in 2013 were driven primarily by:

•	a 2.3% increase in net interest income, due primarily to a 14.8% decrease in interest expense;

•	a 40.0% decrease in the provision for loan loss expense;

•	a 5.4% increase in noninterest income, driven by increases in all of the major noninterest income categories except mortgage loan origination and servicing fees, which decreased by 58.5%.
“It was a solid quarter for MidWestOne and we believe that we are on target for our fourth consecutive year of record earnings per share,” stated President and Chief Executive Officer, Charles N. Funk. “The low level of interest rates continues to challenge us and, for that matter, many community banks.  Of special note this quarter was a meaningful increase in deposits, although a portion of this increase is due to seasonal factors and we expect much of that seasonal increase to flow out of the bank during the fourth quarter.  Nevertheless, it was good to be able to use these deposits to support earning asset growth after a few quarters of sluggish activity.”
Net income for the nine months ended September 30, 2014 was $14.6 million, an increase of $0.4 million, or 3.0% compared to $14.2 million in net income for the same period in 2013, with diluted earnings per share of $1.73 and $1.66 for the comparative nine-month periods, respectively. The increase in net income was due primarily to increased net interest income, a lower loan loss provision and increased noninterest income.
Results of Operations
Net interest income for the third quarter of 2014 increased $0.3 million, or 2.3%, from $13.3 million for the third quarter of 2013, to $13.6 million. Despite an increase in average loan balances, loan interest income decreased $0.1 million, or 0.5%, to $12.2 million for the third quarter of 2014, due primarily to the generally low interest rate environment and increased market competition for quality borrowers. Income from investment securities decreased to $3.5 million for the third quarter of 2014 compared to $3.7 million for the third quarter of 2013, due mainly to a decrease of $19.5 million in the average balance of investment securities between the two comparable periods. Income from loan pool participations was $0.3 million for the third quarter of 2014, an increase of $0.1 million compared to the same period a year ago, on a significantly lower level of investment in 2014. The Company continues to exit this line of business as balances pay down. Interest expense decreased $0.4 million, or 14.8%, to $2.4 million for the third quarter of 2014, compared to $2.9 million for the same period in 2013, primarily due to lower expense on deposit accounts resulting primarily from the maturity of higher rate certificates of deposit.
Net interest income for the nine months ended September 30, 2014 was $40.9 million, up $0.2 million, or 0.7%, from $40.7 million for the nine months ended September 30, 2013. Income from loan pool participations decreased $0.8 million, or 40.7%, to $1.1 million. Loan pool participation income is accounted for on a cash basis when actual payments are received, which can cause income related to this item to vary widely from period to period. Interest income on investment securities decreased $0.7 million, or 6.1%, to $10.8 million, while loan interest income decreased $0.5 million, or 1.4%, to $36.1 million for the first nine months of 2014. Interest expense decreased $2.3 million, or 24.1%, to $7.1 million for the nine months ended September 30, 2014, compared with $9.4 million for the same period in 2013, resulting primarily from the maturity of higher rate certificates of deposit.
The net interest margin for the third quarter of 2014, calculated on a fully tax-equivalent basis, was 3.48%, or 5 basis points higher than the 3.43% net interest margin for the third quarter of 2013. Lower yields being paid on interest-bearing liabilities more than offset the lower rates received on interest-earning assets. The Company posted a net interest margin of 3.55% for the first nine months of 2014, up 7 basis points from 3.48% for the same period in 2013.
The provision for loan losses for the third quarter of 2014 was $0.2 million, a decrease of $0.1 million from $0.3 million in the third quarter of 2013. The decreased provision reflects the effects of a steadily improving economic climate in the Company’s market area. The provision for loan losses for the first nine months of 2014 was $0.9 million, down $0.2 million from $1.1 million for the same period in 2013.
Noninterest income for the third quarter of 2014 increased to $4.0 million, up $0.2 million, or 5.4%, from $3.8 million in the third quarter of 2013, due to increases in all but one of the major noninterest income categories. A year-over-year increase of $0.1 million was experienced in each of the following categories of noninterest income: trust, investment and insurance fees; service charges and fees on deposit accounts; and gain on sale of investment securities. Additionally, the other service charges, commissions and fees category increased $0.2 million for the third quarter of 2014 relative to the prior-year period. These increases were partially offset by a decrease in mortgage origination and loan servicing fees of $0.6 million, or 58.5%, to $0.5 million for the third quarter of 2014, compared to $1.1 million for the same quarter of 2013. The decline was primarily due to a decrease in loans originated for sale on the secondary market, as the demand for mortgage refinancing continued to decline.
For the nine months ended September 30, 2014, noninterest income rose to $11.8 million, an increase of $0.3 million, or 2.5%, from $11.5 million during the same period of 2013. While all but one of the major noninterest income categories impoved, the primary reason for this increase was gains on the sale of available for sale securities for the nine months ended September 30, 2014 of $1.1 million, an increase of $1.0 million from $0.1 million for the same period of 2013. Another significant contributor to the overall increase in noninterest income was improvement in trust, investment, and insurance fees, which increased to $4.4 million for the nine months ended September 30, 2014, an improvement of $0.3 million, or 7.9%, from $4.1 million for the same period in 2013. Partially offsetting these increases was a $1.6 million decline in mortgage origination and loan servicing fees in the nine months ended September 30, 2014, mainly due to a lower level of origination of loans sold on the secondary market, as refinancing activity slowed.
Third quarter 2014 noninterest expense was $10.8 million, up $0.5 million, or 5.2%, from the third quarter of 2013. Increases in salaries and employee benefits of $0.2 million, or 3.9%, and other operating expense of $0.3 million, or 22.8%, were offset by a slight decrease in net occupancy and equipment expense for the third quarter of 2014, compared with the third quarter of 2013.
Noninterest expense remained level at $31.9 million for the nine months ended September 30, 2014 when compared with the nine months ended September 30, 2013. With the exception of small increases in professional fees, data processing and other operating expense, all other noninterest expense categories experienced a decline for the first nine months of 2014, compared with the same period of 2013, due primarily to continued expense control measures.
Income tax expense was $1.7 million for the third quarter of 2014, level with the $1.7 million for the same period in 2013, and was $5.4 million for the nine months ended September 30, 2014 compared to $5.1 million for the same period in 2013. These expense variations were primarily due to changes in the levels of taxable income between the comparable periods.
Balance Sheet and Asset Quality
Total assets increased slightly to $1.81 billion at September 30, 2014 from $1.76 billion at December 31, 2013, resulting primarily from increased balances in interest-bearing deposits in banks, investment securities held to maturity, loans, and premises and equipment, partially offset by decreased balances in investment securities available for sale, loan pool participations, net and deferred income taxes. This increase in total assets was funded primarily by increased deposits. Total deposits at September 30, 2014, were $1.43 billion, an increase of $56.6 million, or 4.1%, from December 31, 2013, while FHLB borrowings decreased by $6.0 million, or 5.6%, to $100.9 million and federal funds purchased decreased by $3.7 million, or 68.1%, to $1.7 million. The deposit increase was concentrated in interest-bearing checking accounts, savings accounts and jumbo certificates of deposit accounts (accounts $100,000 and over). Non-interest bearing demand deposits decreased $10.5 million, or 4.7%, to $211.9 million at September 30, 2014, from $222.4 million at December 31, 2013, and certificates of deposit under $100,000 decreased by $15.0 million, or 5.9%.

“We finally were able to book a few nice-sized loans at the end of the third quarter, and the fourth quarter looks promising as well,” stated Mr. Funk. “As it is everywhere, competition for good loans is intense in our trade area, with low rates and generous terms being offered.  Much of our loan growth continues to emanate from the Iowa City and Waterloo/Cedar Falls markets.  With the declining commodity prices in the agricultural sector, we forecast that loan balances may run a bit higher than normal for the foreseeable future.”

Total bank loans (excluding loan pool participations and loans held for sale) increased $13.2 million, or 1.2%, from December 31, 2013, to $1.10 billion at September 30, 2014. This increase was primarily in commercial and industrial loans and, to a lesser degree, one- to four- family junior liens and consumer loans. Increases in these categories were partially offset by a decrease in commercial real estate loans. As of September 30, 2014, the largest category of bank loans was commercial real estate loans, comprising 38% of the portfolio, of which 8% was farmland, 6% was construction and development, and 5% was multifamily residential mortgages. Commercial and industrial loans was the next largest category at 26%, followed by residential real estate loans at 25%, agricultural loans at 9%, and consumer loans at 2%.
Nonperforming bank loans decreased from $13.8 million, or 1.27% of total bank loans, at December 31, 2013, to $12.4 million, or 1.12% of total bank loans, at September 30, 2014. At September 30, 2014, nonperforming loans consisted of $3.1 million in nonaccrual loans, $8.7 million in troubled debt restructures (“TDRs”) and $0.6 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $3.2 million, TDRs of $9.2 million, and loans past due 90 days or more and still accruing of $1.4 million at December 31, 2013. The decrease in overall nonperforming loans was primarily due to annual payments collected from three TDR-status borrowers, as well as the receipt of payoffs from three other TDR-status borrowers. Loans 90 days past due and still accruing interest declined $0.8 million, while nonaccrual loans were virtually unchanged. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $6.1 million at September 30, 2014, compared with $4.9 million at December 31, 2013. At September 30, 2014, other real estate owned (not included in nonperforming loans) was $1.8 million, level with the $1.8 million of other real estate owned at December 31, 2013. During the first nine months of 2014, the Company added six properties to other real estate owned, with four real estate property sales. As of September 30, 2014, the allowance for bank loan losses was $16.5 million, or 1.49% of total bank loans, compared with $16.2 million, or 1.49% of total bank loans at December 31, 2013. The allowance for loan losses represented 132.86% of nonperforming bank loans at September 30, 2014, compared with 117.44% of nonperforming bank loans at December 31, 2013. The Company had net bank loan charge-offs of $0.6 million in the nine months ended September 30, 2014, or an annualized 0.08% of average bank loans outstanding, compared to net charge-offs of $0.5 million, or an annualized 0.06% of average bank loans outstanding, for the same period of 2013.
“As in past quarters, we remain very pleased with the quality in the bank loan portfolio,” continued Mr. Funk. “We are mindful that crop farmers are facing more difficult conditions than at any time in the past decade.  It is important to remember that many of our agricultural borrowers are coming off of many years of good results and should be able to weather this storm.  Our commercial bankers will be in close consultation with our borrowers as the harvest season continues.”

Loan pool participations (participation interests in performing, sub-performing and nonperforming loans that have been purchased from various non-affiliated banking organizations) were $22.6 million at September 30, 2014, down from $27.7 million at December 31, 2013. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down, as it is not part of its core business strategy.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 6.07% and 7.56% for the first nine months of 2014 and 2013, respectively. The net yield was lower in the first nine months of 2014 compared to the same period of 2013 due to fewer gains realized from loan payoffs in the portfolio at a value greater than their net book value. Including loan pool participations, the loan to deposit ratio was 78.5% as of September 30, 2014, compared with 81.2% as of December 31, 2013.
Investment securities totaled $534.6 million at September 30, 2014, or 29.5% of total assets, a slight increase from $531.2 million, or 30.3% of total assets, as of December 31, 2013. A total of $490.5 million of the investment securities were classified as available for sale at September 30, 2014, compared to $498.6 million at December 31, 2013. As of September 30, 2014, the portfolio consisted mainly of obligations of states and political subdivisions (42.5%), mortgage-backed securities and collateralized mortgage obligations (36.6%), and U.S. government agencies (10.6%). Investment securities held to maturity were $44.1 million at September 30, 2014, compared to $32.6 million at December 31, 2013. The $11.5 million, or 35.2%, increase in held to maturity investments was due to the strategic decision to increase the Company’s holdings in this classification to mitigate any volatility in capital levels that may result from future rises in interest rates.

Capital Adequacy
Total shareholders’ equity was $188.9 million as of September 30, 2014, compared to $178.0 million as of December 31, 2013, an increase of $10.9 million, or 6.1%. This increase was primarily attributable to net income of $14.6 million for the first nine months of 2014, and a $3.4 million increase in accumulated other comprehensive income due to market value adjustments on investment securities available for sale. These increases were partially offset by the payment of $3.7 million in common stock dividends and a $3.4 million increase in treasury stock due to the repurchase of 165,766 shares of Company common stock at an average price of $24.05 per share. In the third quarter of 2014, the Company repurchased 52,200 shares at an average price of $23.67 per share. The total shareholders’ equity to total assets ratio was 10.42% at September 30, 2014, up from 10.14% at December 31, 2013. The tangible equity to tangible assets ratio was 10.01% at September 30, 2014, compared with 9.69% at December 31, 2013. Tangible book value per share was $21.63 at September 30, 2014, an increase from $19.95 per share at December 31, 2013.
“The capital position of MidWestOne remains stout and we are continuing to evaluate ways to deploy our capital in a way that will produce higher returns to shareholders in the future,” concluded Mr. Funk.

Quarterly Cash Dividend Declared
On October 14, 2014, the Company’s board of directors declared a third quarter cash dividend of $0.145 per common share, which is the same as the dividend paid in the prior quarter. The dividend is payable December 15, 2014 to shareholders of record at the close of business on December 1, 2014. At this quarterly rate, the indicated annual cash dividend is equal to $0.58 per common share.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, October 24, 2014. To participate, dial 888-317-6016 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until November 17, 2014 on the Company’s web site: www.midwestone.com. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary MidWestOne Bank is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as rules approved by the federal bank regulatory agencies to implement the Basel III capital accord), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, and the efficiency ratio. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands, except per share data)	2014	2014	2014	2013	2013
Tangible Equity
Total shareholders’ equity	$188,940	$186,516	$183,143	$178,016	$175,534
Less: Intangible assets, net	(8,396)	(8,532)	(8,669)	(8,806)	(8,971)
Tangible equity	$180,544	$177,984	$174,474	$169,210	$166,563
Tangible Assets
Total assets	$1,812,558	$1,729,907	$1,745,913	$1,755,218	$1,738,525
Less: Intangible assets, net	(8,396)	(8,532)	(8,669)	(8,806)	(8,971)
Tangible assets	$1,804,162	$1,721,375	$1,737,244	$1,746,412	$1,729,554
Common shares outstanding	8,348,464	8,396,191	8,471,761	8,481,799	8,470,058
Tangible Book Value Per Share	$21.63	$21.20	$20.59	$19.95	$19.66
Tangible Equity/Tangible Assets	10.01%	10.34%	10.04%	9.69%	9.63%

	For the Three Months Ended September 30,	For the Nine Months Ended September 30,	For the Year Ended December 31,	For the Three Months Ended September 30,	For the Nine Months Ended September 30,
(dollars in thousands)	2014	2014	2013	2013	2013
Net Income	$4,889	$14,615	$18,607	$4,864	$14,185
Plus: Intangible amortization, net of tax(1)	88	267	431	108	324
Adjusted net income	$4,977	$14,882	$19,038	$4,972	$14,509
Average Tangible Equity
Average total shareholders’ equity	$187,504	$184,715	$175,666	$172,136	$174,975
Less: Average intangible assets, net	(8,450)	(8,559)	(9,073)	(9,038)	(9,172)
Average tangible equity	$179,054	$176,156	$166,593	$163,098	$165,803
Return on Average Tangible Equity (annualized)	11.03%	11.29%	11.43%	12.10%	11.70%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$13,567	$40,949	$53,962	$13,265	$40,665
Plus tax equivalent adjustment:(1)
Loans	300	852	963	248	706
Securities	705	2,152	2,795	674	2,095
Tax equivalent net interest income (1)	$14,572	$43,953	$57,720	$14,187	$43,466
Average interest earning assets	$1,659,528	$1,656,174	$1,667,251	$1,639,773	$1,670,128
Net Interest Margin	3.48%	3.55%	3.46%	3.43%	3.48%

Operating Expense
Total noninterest expense	$10,819	$31,850	$42,087	$10,283	$31,862
Less: Amortization of intangibles	(136)	(410)	(663)	(166)	(498)
Operating expense	$10,683	$31,440	$41,424	$10,117	$31,364
Operating Revenue
Tax equivalent net interest income (1)	$14,572	$43,953	$57,720	$14,187	$43,466
Plus: Noninterest income	4,006	11,779	14,728	3,800	11,494
Less: Gain on sale or call of available for sale securities	(145)	(1,119)	(65)	—	(84)
(Gain) loss on sale of premises and equipment	(4)	1	3	2	4
Operating revenue	$18,429	$54,614	$72,386	$17,989	$54,880
Efficiency Ratio	57.97%	57.57%	57.23%	56.24%	57.15%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of September 30, 2014	As of December 31, 2013
(dollars in thousands, except per share amounts)	(unaudited)
ASSETS
Cash and due from banks	$23,535	$24,516
Interest-bearing deposits in banks	43,870	374
Cash and cash equivalents	67,405	24,890
Investment securities:
Available for sale	490,493	498,561
Held to maturity (fair value of $43,635 as of September 30, 2014 and $30,191 as of December 31, 2013)	44,098	32,625
Loans held for sale	758	357
Loans	1,101,591	1,088,412
Allowance for loan losses	(16,452)	(16,179)
Net loans	1,085,139	1,072,233
Loan pool participations, net	20,477	25,533
Premises and equipment, net	34,351	27,682
Accrued interest receivable	10,798	10,409
Intangible assets, net	8,396	8,806
Bank-owned life insurance	29,987	29,598
Other real estate owned	1,836	1,770
Deferred income taxes	3,784	8,194
Other assets	15,036	14,560
Total assets	$1,812,558	$1,755,218
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$211,902	$222,359
Interest-bearing checking	611,577	592,673
Savings	101,707	94,559
Certificates of deposit under $100,000	241,248	256,283
Certificates of deposit $100,000 and over	265,131	209,068
Total deposits	1,431,565	1,374,942
Federal funds purchased	1,748	5,482
Securities sold under agreements to repurchase	61,393	61,183
Federal Home Loan Bank borrowings	100,900	106,900
Deferred compensation liability	3,405	3,469
Long-term debt	15,464	15,464
Accrued interest payable	890	765
Other liabilities	8,253	8,997
Total liabilities	1,623,618	1,577,202
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at September 30, 2014 and December 31, 2013	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at September 30, 2014 and December 31, 2013; issued 8,690,398 shares at September 30, 2014 and December 31, 2013; outstanding 8,348,464 shares at September 30, 2014 and 8,481,799 shares at December 31, 2013	8,690	8,690
Additional paid-in capital	80,438	80,506
Treasury stock at cost, 341,934 shares as of September 30, 2014 and 208,599 shares at December 31, 2013	(7,094)	(3,702)
Retained earnings	102,432	91,473
Accumulated other comprehensive income	4,474	1,049
Total shareholders' equity	188,940	178,016
Total liabilities and shareholders' equity	$1,812,558	$1,755,218

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$12,151	$12,215	$36,096	$36,606
Interest and discount on loan pool participations	325	226	1,137	1,916
Interest on bank deposits	15	2	24	8
Interest on investment securities:
Taxable securities	2,170	2,395	6,760	7,571
Tax-exempt securities	1,335	1,278	4,076	3,973
Total interest income	15,996	16,116	48,093	50,074
Interest expense:
Interest on deposits:
Interest-bearing checking	532	544	1,624	1,815
Savings	36	34	108	105
Certificates of deposit under $100,000	687	987	2,018	3,347
Certificates of deposit $100,000 and over	551	493	1,445	1,695
Total interest expense on deposits	1,806	2,058	5,195	6,962
Interest on federal funds purchased	2	10	8	37
Interest on securities sold under agreements to repurchase	28	31	87	96
Interest on Federal Home Loan Bank borrowings	519	671	1,626	2,068
Interest on other borrowings	5	7	18	22
Interest on long-term debt	69	74	210	224
Total interest expense	2,429	2,851	7,144	9,409
Net interest income	13,567	13,265	40,949	40,665
Provision for loan losses	150	250	900	1,050
Net interest income after provision for loan losses	13,417	13,015	40,049	39,615
Noninterest income:
Trust, investment, and insurance fees	1,442	1,297	4,390	4,069
Service charges and fees on deposit accounts	918	786	2,394	2,236
Mortgage origination and loan servicing fees	449	1,083	1,204	2,844
Other service charges, commissions and fees	625	406	1,796	1,574
Bank-owned life insurance income	423	230	877	691
Gain on sale or call of available for sale securities (Includes $145 and $0 reclassified from accumulated other comprehensive income for net gains on available for sale securities for the three months ended September 30, 2014 and 2013, respectively, and $1,119 and $84 reclassified from accumulated other comprehensive income for net gains on available for sale securities for the nine months ended September 30, 2014 and 2013, respectively)	145	—	1,119	84
Gain (loss) on sale of premises and equipment	4	(2)	(1)	(4)
Total noninterest income	4,006	3,800	11,779	11,494
Noninterest expense:
Salaries and employee benefits	6,337	6,099	18,531	18,565
Net occupancy and equipment expense	1,546	1,580	4,785	4,806
Professional fees	724	615	2,078	2,016
Data processing expense	357	364	1,172	1,092
FDIC insurance expense	241	255	724	845
Amortization of intangible assets	136	166	410	498
Other operating expense	1,478	1,204	4,150	4,040
Total noninterest expense	10,819	10,283	31,850	31,862
Income before income tax expense	6,604	6,532	19,978	19,247
Income tax expense (Includes $57 and $0 income tax expense reclassified from accumulated other comprehensive income for the three months ended September 30, 2014 and 2013, respectively, and $436 and $33 income tax expense reclassified from accumulated other comprehensive income for the nine months ended September 30, 2014 and 2013, respectively)	1,715	1,668	5,363	5,062
Net income	$4,889	$4,864	$14,615	$14,185

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Nine Months Ended September 30, 2014	As of and for the Six Months Ended June 30, 2014	As of and for the Three Months Ended March 31, 2014	As of and for the Year Ended December 31, 2013	As of and for the Nine Months Ended September 30, 2013
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$22.63	$22.21	$21.62	$20.99	$20.72
Tangible book value per share	21.63	21.20	20.59	19.95	19.66
Financial Ratios:
Tangible equity/tangible assets	10.01%	10.34%	10.04%	9.69%	9.63%
Total shareholders’ equity/total assets	10.42	10.78%	10.49	10.14	10.10
Total bank loans/total deposits	76.95	80.58%	77.99	79.16	81.48
Total loans + loan pool participations/total deposits	78.53	82.33%	79.85	81.17	83.76
Asset Quality:
Gross bank loans	$1,101,591	$1,085,921	$1,072,951	$1,088,412	$1,076,837
Allowance for bank loan losses	16,452	16,432	16,425	16,179	16,505
Net charge-offs	627	497	204	1,128	502
Bank loans past due 30 - 89 days	6,091	5,615	4,744	4,901	5,244
Other real estate owned	1,836	1,820	1,996	1,770	1,917
Non-performing bank loans
Non-accrual loans	$3,094	$3,159	$3,491	$3,240	$3,041
Restructured loans	8,674	8,571	8,952	9,151	7,814
Loans 90+ days past due and still accruing interest	615	624	371	1,385	908
Total non-performing bank loans	$12,383	12,354	$12,814	$13,776	$11,763

Gross loan pool participations	$22,611	$23,606	$25,534	$27,667	$30,205
Allowance for loan pool participation losses	2,134	2,134	2,134	2,134	2,134
Net bank loan charge-offs/average bank loans - annualized	0.08%	0.09%	0.08%	0.10%	0.06%
Nonperforming bank loans/total bank loans	1.12	1.14	1.19	1.27	1.09
Nonperforming bank loans + other real estate/total assets	0.78	0.82	0.85	0.89	0.79
Allowance for bank loan losses/total bank loans	1.49	1.51	1.53	1.49	1.53
Allowance for loan pool participation losses/total loan pool participations	9.44	9.04	8.36	7.71	7.07
Allowance for bank loan losses/nonperforming bank loans	132.86	133.01	128.18	117.44	140.31

	As of and for the Three Months Ended September 30,		As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(unaudited, dollars in thousands, except per share amounts)	2014	2013	2014	2013	2013
Per Share Data:
Ending number of shares outstanding	8,348,464	8,470,058	8,348,464	8,470,058	8,481,799
Average number of shares outstanding	8,366,858	8,468,755	8,423,188	8,478,928	8,477,904
Diluted average number of shares	8,391,353	8,517,645	8,449,748	8,524,451	8,525,119
Earnings per common share - basic	$0.59	$0.57	$1.74	$1.67	$2.19
Earnings per common share - diluted	0.59	0.57	1.73	1.66	2.18
Dividends paid per common share	0.145	0.125	0.435	0.375	0.500
Performance Ratios:
Return on average assets - annualized	1.11%	1.12%	1.12%	1.08%	1.06%
Return on average shareholders’ equity - annualized	10.34	11.21	10.58	10.84	10.59
Return on average tangible equity - annualized	11.03	12.10	11.29	11.70	11.43
Net interest margin	3.48	3.43	3.55	3.48	3.46
Efficiency ratio*	57.97	56.24	57.57	57.15	57.23
Average Balances:
Total bank loans	$1,090,325	$1,062,615	$1,085,619	$1,052,200	$1,059,356
Total loan pool participations	23,239	31,413	25,024	33,875	32,648
Interest-earning assets	1,659,528	1,639,773	1,656,174	1,670,128	1,667,251
Total assets	1,750,833	1,728,168	1,745,987	1,758,357	1,756,344
Interest-bearing deposits	1,180,940	1,112,997	1,164,083	1,156,884	1,155,294
Interest-bearing liabilities	1,354,760	1,329,927	1,344,682	1,370,903	1,363,467
Total equity	187,504	172,136	184,715	174,975	175,666

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.